Exhibit 99.1

(CATALINA MARKETING LOGO)	NEWS

CONTACT:	FOR IMMEDIATE RELEASE

Christopher W. Wolf

Executive Vice President and Chief Financial Officer
(727) 579-5218

Joanne Freiberger
Vice President, Finance
(727) 579-5116

MEDIA CONTACT:

Susan Gear
Executive Director, Marketing
(727)579-5452

CATALINA MARKETING NAMES FREDERICK BEINECKE CHAIRMAN
AND MICHAEL O’BRIEN INTERIM CEO

St. Petersburg, Fla., November 3, 2003 – Catalina Marketing Corporation (NYSE: POS) today announced the resignation of Daniel D. Granger as Chairman and Chief Executive Officer. Catalina’s Board of Directors named Michael R. O’Brien, one of the company’s founders and a former Chairman and Chief Executive Officer of the company, as interim Chief Executive Officer. Frederick W. Beinecke was named Chairman of the Board of Directors. The resignation and new appointments are effective immediately.

Frederick Beinecke will be responsible for guiding the company’s strategy and its relationships with investors. Mr. Beinecke has been a director of Catalina Marketing for 15 of the past 20 years. In addition, he and certain members of his family are significant shareholders of the company.

“While we are pleased with many aspects of Catalina Marketing’s performance, the Board of Directors has concluded that the company’s short and long-term performance, as well as long-term shareholder value, will benefit from new leadership,” stated Mr. Beinecke. “With that in mind, the Board has accepted Dan’s resignation.”

Mr. O’Brien will lead the company’s senior management team as interim Chief Executive Officer and will have overall responsibility for the company’s day-to-day operations.

– More –

POS Announces New Chairman and CEO

“Mike O’Brien has extensive knowledge about the company and its businesses, as well as the confidence of our customers, employees and investors,” said Mr. Beinecke. “Mr. O’Brien views this as an interim role and will not be a candidate for the permanent position.”

Mr. O’Brien said, “I look forward to working with Catalina Marketing’s strong management and employee team to build on the company’s foundation and begin the process of moving the company to its next phase of growth.”

The company previously announced a search for a new Chief Operating Officer. Instead, the Board of Directors has instructed Spencer Stuart to seek candidates for the Chief Executive Officer position.

“Dan’s departure is not related to the issues surrounding Catalina’s financial reporting. He has made very significant contributions to Catalina during his 16 years with the company and was instrumental in establishing and building our marketing and sales functions. Additionally, Dan has overseen significant growth in his five years as CEO,” said Mr. Beinecke. “We extend our sincere gratitude for his many contributions to Catalina.”

Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) was founded 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with multiple consumer access vehicles, reaching consumers at home, in-store and online. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Through its six operating divisions, Catalina Marketing offers an array of behavior-based promotional messaging, product sampling, loyalty programs, direct to patient information and market research services. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods manufacturers for the issuance of certain product coupons, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the success of new services and businesses and the pace of their implementation, and the company’s ability to maintain favorable client relationships.